EXHIBIT 11



ENCORE COMPUTER CORPORATION

Computation of Loss per Share
--------------------------------------------------------------------------------
(unaudited)
(in thousands except per share data)
--------------------------------------------------------------------------------

                                                             THREE MONTHS ENDED         SIX MONTHS ENDED
                                                           ----------------------    ----------------------
                                                             JUNE 28,   JUNE 29,       JUNE 28,   JUNE 29,
BASIC                                                          1998       1997           1998       1997
                                                           ----------  ----------    ----------  ----------
Net income (loss)                                          $  23,744   $ (19,804)    $   22,978  $  (39,827)

Series B, D, E, F, G, H and I accumulated
 Preferred Stock Dividends                                         -     (7,262)             -     (14,122)

                                                           ---------   ---------     ----------  ----------
Net income (loss) attributable to
 common shareholders                                       $  23,744  $ (27,066)    $   22,978   $  (53,949)
                                                           =========  =========     ==========   ==========


Weighted average common
 shares outstanding                                           67,449     37,417         67,450      37,347
                                                           =========  =========     ==========   =========

Basic income (loss) per share                              $       0  $      (1)    $        0   $      (1)


DILUTED

Net income (loss)                                          $  23,744  $ (19,804)    $   22,978   $ (39,827)
                                                           =========  =========     ==========   ==========

Weighted average common shares outstanding                     67,449     37,417         37,419      37,347
Series A assumed converted                                                7,364                      7,364
Series B assumed converted                                               23,740                     23,568
Series D assumed converted                                               36,243                     36,021
Series E assumed converted                                               37,046                     36,819
Series F assumed converted                                               17,335                     17,229
Series G assumed converted                                               18,601                     18,487
Series H assumed converted                                               11,376                     11,306
Series I assumed converted                                                1,736                      1,698
Exercise of options reduced by the number
 of shares purchased with proceeds                                          248                         282
                                                           ---------  ---------     ----------   ----------
Weighted average common shares outstanding                    67,449    191,106         37,419      190,121
                                                           =========  =========     ==========   ==========

Diluted income (loss) per common share                     $    0.35  $   (0.72)    $     0.34   $    (1.44)
                                                           =========  =========     ==========   ==========


Basic and diluted income (loss) per common share are the same for all periods presented because the effect of the common stock equivalents would be antidilutive.